Exhibit 99.1

Warren Resources Announces Fourth Quarter and Full-Year 2013 Results

•                  Record FY13 Revenue Increases 6% to $128.8 Million

•                  Record Annual Oil and Gas Production Increases 6% to 2.1 MMBOE

•                  Record FY13 Net Income Increases to $30.4 Million, or $0.42 per Diluted Share

•                  Record FY13 Cash Flow from Operations Increases 19% to $79.4 Million

•                  Record FY13 EBITDA(1) Increases 19% to $78.2 Million

NEW YORK, March 6, 2014 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq:WRES) today reported its fourth quarter and full-year 2013 financial and operating results. For the year ended December 31, 2013, Warren reported net income of $30.4 million, or $0.42 per diluted share, compared to net income of $15.5 million for the year in 2012, or $0.22 per diluted share. Excluding the impact of $2.1 million of unrealized, non-cash losses on commodity derivatives resulting from mark to market accounting and $1.7 million of non-recurring G&A related to severance expense, Warren’s full-year adjusted net income(1) was $34.1 million, or $0.47 per diluted share, which compares to adjusted net income of $18.8 million in 2012, or $0.26 per share.

Warren’s full-year 2013 cash flow from operations was $79.4 million compared to $66.8 million in 2012. The Company’s full-year 2013 discretionary cash flow(1) was $80.0 million, compared to $65.7 million in 2012.

For the fourth quarter of 2013, Warren reported net income of $3.7 million, or $0.05 per diluted share, compared to net income of $4.0 million for the fourth quarter of 2012, or $0.06 per diluted share. Excluding the impact of $3.4 million of unrealized, non-cash losses on commodity derivatives resulting from mark to market accounting and $0.7 million of non-recurring G&A related to severance expense, Warren’s fourth quarter 2013 non-GAAP adjusted net income was $7.9 million, or $0.11 per diluted share, which compares to adjusted net income of $5.1 million in the fourth quarter of 2012, or $0.07 per share.

Warren’s fourth quarter 2013 cash flow from operations was $21.2 million compared to $14.2 million in 2012. Warren’s fourth quarter 2013 discretionary cash flow was $18.2 million, compared to $16.6 million in the fourth quarter of 2012.

In announcing the results, Philip A. Epstein, Chairman and Chief Executive Officer, commented, “Our record results and overall operational success in 2013 puts Warren in a strong financial position for 2014 as we seek to expand our asset base.  Warren is budgeting $116 million for 2014 capital expenditures (excluding acquisitions), to drill 35 oil wells and 12 injectors in California and 48 gas wells in Wyoming.  This budget represents Warren’s

(1) Please refer to the section titled “Explanation and Reconciliation of Non-GAAP Financial Measures” at the end of this release for additional information on non-GAAP measures including adjusted net income, discretionary cash flow and EBITDA.

most ambitious development program since 2008 and represents a 60% increase over 2013 capital expenditures.   In 2014, Warren plans to continue expansion in the Tar, Ranger and Upper Terminal program in our Wilmington Townlot Unit (WTU), as well as target the new, relatively under-exploited, Ford formation.  In our North Wilmington Unit (NWU), we successfully recommenced the Ranger program in 2013 and plan to continue development of that program in 2014 and beyond.  Warren also commenced development in 2013 of its recently acquired Leroy Pine conventional Monterey oil play in California’s Santa Maria Valley Oil Field, which we plan to follow up in 2014. In Warren’s Coalbed Methane (CBM) play in the Washakie Basin of Wyoming, we successfully drilled 27 wells in the 2013 drilling program using new completion techniques, including two and three stage frac designs.  While early in the de-watering cycle, we are encouraged by better than anticipated production rates.  As a result, Warren plans to drill 48 gross CBM wells in 2014, which will optimize our understanding of this large gas resource base that holds approximately 175 identified gross locations. In addition, Warren continues to remain focused on opportunities to grow our business through acquisitions that will allow us to leverage our operational, geological and regulatory expertise.”

Current Operations

Wilmington Field, California

The Company remains focused on drilling activity in the WTU and NWU.  Warren is targeting newer reservoirs such as the deeper Ford formation with 22 potential locations (8 producers and 2 injectors to be drilled in 2014) and previously unexploited formations in reservoirs currently being developed, such as the Tar D1ATM and the Tar D3 formations in the WTU. In NWU, after a five year hiatus, Warren successfully drilled five Ranger producers in 2013 and plans to drill six producers in 2014 out of a total of 19 proved locations.  While Warren still has significant running room in California with an estimated 150 gross identified potential drilling locations in the Wilmington Field (WTU & NWU), the Company continues to mine geologic and production data from the field to identify additional locations. Most recently, the Company’s reserve evaluation process led to successfully identifying 4 new prospective Tar locations in the NWU, and we are also planning an additional 9 producer wells and 3 injector wells in the WTU in 2014.  We will continue to analyze the data from the 2014 program to evaluate the potential of additional zones and additional Ford well locations.

Wyoming CBM

In May of 2013, Warren assumed full operatorship over its 86,000 net acre CBM project in the Washakie Basin of South Wyoming.  During the year, Warren’s geology and reservoir engineering teams analyzed over 200 historical logs and identified approximately 175 drilling locations (400 potential locations) in our Spy Glass Hill Unit.  Based on this in-depth technical analysis, Warren’s operations team drilled 27 CBM wells utilizing advanced completion technology. The wells brought online in Warren’s 2013 drilling program continue to de-water and incline toward their peak production rates. Encouragingly, to date the 2013 wells overall are de-watering more quickly and natural gas production is inclining more rapidly and achieving higher average daily production rates than our projected type curves depict. While the outperformance is not uniform across all 2013 wells and it is still early, with only six months of production from the 2013 wells at most, we are very encouraged by what we have seen to date. Should the 2013 wells continue to outperform and production results from wells drilled in 2014 incline at a similarly accelerated pace, it could support an update to our CBM well type curve in the Atlantic Rim and a corresponding increase in reserve bookings and corresponding PV-10.

Full Year 2013 Results

For the year ended December 31, 2013, total revenue increased by 6% to $128.8 million compared to $121.8 million in 2012 and cash flow from operations increased by 19% to $79.4 million from $66.8 million in 2012. The increase in cash flow from operations was primarily driven by higher revenue and lower operating expenses in 2013.

Total operating expenses decreased 3% to $97.3 million compared to $100.1 million during 2012. Lease operating expenses (“LOE”) increased 11% to $36.8 million from $33.1 million in 2012, primarily due to higher workover costs in the Wilmington Field. Depletion, depreciation and amortization (“DD&A”) expense decreased by 5% to $44.8 million, or $20.91 per barrel of oil equivalent (“BOE”), due to an increase in proved reserves at year end which resulted in a decrease in the overall depletion rate.

General and Administrative (“G&A”) expenses decreased by 22% to $15.4 million in 2013, compared to $19.8 million in 2012. The decrease in G&A reflects lower severance expenses in 2013 compared to 2012, as certain senior executives departed the Company during 2012. Non-cash stock-based compensation expense was $2.1 million for the year ended 2013, compared to $2.6 million for the year ended 2012.

The Company’s net loss on derivative financial instruments was $3.5 million during the year ended December 31, 2013, which was comprised of $1.4 million realized cash losses on commodity derivatives and $2.1 million of unrealized, non-cash losses on commodity derivatives resulting from mark to market accounting.

Detailed fourth quarter and year-end 2013 production, proved reserves and capital spending plans for 2014 were provided in a separate release this morning, March 6, 2014.

Fourth Quarter of 2013 Results

For the quarter ended December 31, 2013, total revenue increased by 2% to $32.6 million compared to $31.9 million in 2012 and cash flow from operations increased by 50% to $21.2 million from $14.2 million in 2012.

Total operating expenses decreased by 13% to $24.2 million during the fourth quarter of 2013 compared to $27.8 million during the fourth quarter of 2012. LOE decreased by 9% to $9.4 million in the fourth quarter of 2013 compared to $10.3 million during the same period in 2012. This decrease primarily reflects lower oil well abandoning costs in the quarter and continued savings related to the adjustment of certain post production costs being charged to royalty owners in the Wilmington Field in California.

DD&A decreased 17% to $10.4 million in the fourth quarter of 2013, or $18.94 per BOE, compared to $12.6 million during the fourth quarter of 2012.

G&A expenses decreased by 18% to $4.0 million for the fourth quarter of 2013 compared to $4.9 million for the fourth quarter of 2012. This decrease was due primarily to lower severance expense associated with the departure of certain senior executives in 2012. Non-cash stock-based compensation expense was $0.6 million for the three months ended December 31, 2013, compared to $0.9 million for the three months ended December 31, 2012.

The Company’s net loss on derivative financial instruments was $4.0 million during the fourth quarter of 2013, which was comprised of a $0.5 million realized cash loss on commodity derivatives and a $3.5 million unrealized, non-cash loss on commodity derivatives.

2013 Year-End Debt and Liquidity

At December 31, 2013, the Company had approximately $11.6 million of cash and equivalents with $94.5 million outstanding under its senior credit facility and available borrowing capacity $70.5 million, for total available liquidity of $82.1 million. At December 31, 2013, Warren was, and currently is, in full compliance with all covenants under its senior credit facility. The Company is scheduled to undergo its semi-annual borrowing base redetermination in April 2014.

2013 Capital Expenditures

Capital expenditures for 2013 were $72.7 million, which included $48 million for drilling, development and acquisitions and $6.5 million for facilities improvements and infrastructure costs in the Wilmington Field oil properties in California, and $18.2 million relating to operations in our coalbed methane natural gas properties in Wyoming.

Hedging Update

Warren has entered into several financial derivative contracts to hedge our exposure to commodity price risk associated with anticipated future oil and gas production. As of March 6, 2014, the Company owns 2014 Brent Crude indexed swaps with a weighted average exercise price of $102.98 per barrel and weighted average production volumes of 1,324 BOPD. The Company holds 12,000 MMbtu/d of NYMEX natural gas swaps for 2014, with a weighted average price of $3.98 and 3,000 MMbtu/d of NYMEX natural gas swaps for 2015, with a swap price of $4.18. In addition, the Company entered into a 2014 NYMEX / CIG Differential hedge for 6,000 MMbtu/d at a weighted average differential of $0.20/Mcf.

2014 Guidance

The table below sets forth Warren Resources’ forecast for net production based on the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	First Quarter ending	Year ending
Production:	March 31, 2014	December 31, 2014
Oil (MBbl)	270 – 280	1,200 – 1,300
Gas (MMcf)	1,550 – 1,650	6,750 – 7,250
Oil Equivalent (Mboe)	528 – 555	2,325 – 2,508

Financial and Statistical Data Tables

Following are financial highlights for the comparative fourth quarters and annual periods ended December 31, 2013 and 2012. All production volumes and dollars are expressed on a net revenue interest basis.

Warren Resources, Inc.

Consolidated Statements Of Operations

	Three Months Ended		Year Ended
	December 31, (unaudited)		December 31,
	2013	2012	2013	2012
	(in thousands, except per share information)		(in thousands, except per share information)
Operating Revenues
Oil and gas sales	$31,688	$31,904	$127,925	$121,797
Transportation revenue	919	—	919	—
	32,607	31,904	128,844	121,797

Operating Expenses
Lease operating expenses and taxes	9,395	10,310	36,779	33,072
Depreciation, depletion and amortization	10,438	12,601	44,806	47,172
Transportation expense	311	—	311	—
General and administrative	4,018	4,917	15,389	19,844

Total operating expenses	24,162	27,828	97,285	100,088

Income from operations	8,445	4,076	31,559	21,709

Other income (expense)
Interest and other income	16	31	5,362	90
Interest expense	(761)	(855)	(2,995)	(3,311)
Gain (loss) on derivative financial instruments	(3,968)	797	(3,477)	(2,975)

Total other income (expense)	(4,713)	(27)	(1,110)	(6,196)

Income before income taxes	3,732	4,049	30,449	15,513

Deferred income tax expense (benefit)	19	7	64	(7)

Net income	3,713	4,042	30,385	15,520

Less dividends and accretion on preferred shares	2	2	10	10

Net income applicable to common stockholders	$3,711	$4,040	$30,375	$15,510

Income per share - Basic	$0.05	$0.06	$0.42	$0.22
Income per share - Diluted	$0.05	$0.06	$0.42	$0.22

Weighted average common shares outstanding - Basic	72,852,123	71,454,487	72,390,584	71,376,046
Weighted average common shares outstanding - Diluted	73,033,908	72,142,941	72,546,209	72,096,672

Production Volumes and Commodity Price Realizations

	Three Months Ended		Year Ended
	December 31, (unaudited)		December 31,
	2013	2012	2013	2012
	(in thousands, except per share information)		(in thousands, except per share information)
Production:
Gas - MMcf	1,552	1,842	6,232	5,514
Oil - MBbls	292	273	1,105	1,109
Total Equivalents (MBoe)	551	580	2,143	2,028

Realized Prices:
Gas - Mcf	$3.04	$3.33	$3.31	$2.78
Oil - Bbl	92.27	94.42	97.12	96.02
Total Equivalents (Boe)	$57.51	$55.02	$59.69	$60.06

Explanation and Reconciliation of Non-GAAP Financial Measures

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP measures provide useful information for investors as the Company utilizes non-GAAP measures internally to evaluate the performance of its operation and many of those same measures are commonly used by industry analysts to evaluate a company’s operations as well as for comparison purposes to industry peers.

•                  Adjusted net income, a non-GAAP measure, excludes from the calculation of net income, the impact of unrealized non-cash gains or losses related to the mark to market of hedging contracts as well as other non-recurring items such as severance expense and other extraordinary items. Management views this measure as offering a more accurate picture of our current business operations as unrealized hedging gains and losses are accounting adjustments and have no cash impact on our operations. Additionally, by excluding non-recurring items, adjusted net income enables comparison of the business’ ongoing prospects to previous periods.

•                  Discretionary cash flow, a non-GAAP measure, excludes the impact of changes in working capital from the calculation of cash flow from operations. Management views this measure as useful because it is widely accepted by the investment community as a means of measuring a company’s ability to fund its capital expenditures, while excluding the fluctuations caused by changes in current assets and liabilities.

•                  “EBITDA” (earnings before interest expenses, income taxes, depreciation and amortization) is a non-GAAP measure and excludes the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash from net income. Management views this measure as useful because it indicates the Company’s ability to generate cash flow at a level that can sustain its operations and support its capital investment program. EBITDA is a commonly used measure by the Company and industry peers to evaluate and compare operational performance and plan our capital expenditure programs. EBITDA is not a calculation based on GAAP and in measuring our Company’s performance should not be considered as an alternative to net income/(loss), the most directly comparable GAAP financial measure.

Investors should not consider these non-GAAP measures in isolation or as substitutes for income or loss from operations, cash flow from operations or any other measures for determining a Company’s operating performance that is calculated in accordance with GAAP. In addition, because adjusted net income, discretionary cash flow and EBITDA are non-GAAP measures, they may not necessarily be comparable to similarly titled measures employed by other companies or research analysts.  A reconciliation of net income to adjusted net income, cash flows from operating activities to discretionary cash flow and net income to EBITDA for the three and twelve months ended December 31, 2013 and 2012 is provided in tables below.

The following table reconciles net income available to common shares to adjusted net income (in thousands):

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income available to common shares	$3,711	$4,040	$30,375	$15,510
Unrealized derivative (gains) losses	3,428	(2,035)	2,080	195
Non-recurring G&A (severance expenses)	734	3,075	1,689	3,075
Adjusted net income	$7,873	$5,080	$34,144	$18,780
Adjusted earnings per share, diluted	$0.11	$0.07	$0.47	$0.26

Reconciliation of net cash flow provided by operating activities to discretionary cash flow (in thousands):

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Cash flow from operations	$21,246	$14,200	$79,353	$66,837
Changes in working capital accounts	(3,036)	2,359	644	(1,134)
Discretionary cash flow (cash flow from operations before changes in working capital)	$18,210	$16,559	$79,997	$65,703
Discretionary cash flow per fully diluted share	$0.25	$0.23	$1.10	$0.91

Reconciliation of net income to EBITDA (in thousands):

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net Income available to common shares	$3,711	$4,040	$30,375	$15,510
Interest Expense	761	855	2,995	3,311
Income Taxes	19	7	64	(7)
DD&A	10,438	12,601	44,806	47,172
EBITDA	$14,929	$17,502	$78,239	$65,986

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming.

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors can and will cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, changes in oil and gas prices, changes in expected levels of oil and gas reserve estimates and production estimates, the timing and results of drilling and other development activities, governmental and environmental regulations and permitting requirements and delays, the availability of capital and credit market conditions, unsuccessful exploratory activities, planned capital expenditures, unexpected cost increases, delays in completing production, treatment and transportation facilities, the availability and cost of obtaining equipment and technical personnel, operating hazards, risks associated with the availability of acceptable transportation arrangements, unanticipated operational problems, potential liability for remedial actions under existing or future environmental regulations, changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases.

CONTACT:	Media Contact:
Robert Ferer
212-697-9660